Exhibit 10.01

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective as of May 31, 2018 (the “Effective Date”), by and between CAROLINA TRUST BANK, a North Carolina banking corporation (the “Bank”) and EDWIN E. LAWS, an individual resident of North Carolina (the “Officer”). The Bank and Officer are sometimes herein referred to each as a “Party” and together as the “Parties.”

WHEREAS, the Officer is currently employed by the Bank pursuant to that certain Employment Agreement dated May 25, 2016 (the “Original Agreement”); and

WHEREAS, the Officer and the Bank wish to amend and restate the Original Agreement, such that this Agreement will wholly supersede and replace the Original Agreement effective as of the Effective Date.

NOW THEREFORE, for and in consideration of their mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

1.         Employment. The Bank agrees to employ the Officer, and the Officer agrees to accept employment upon the terms and conditions stated herein as its Executive Vice President and Chief Financial Officer.  The Officer shall render such administrative and management services to the Bank and to the Bank’s parent holding company, Carolina Trust Bancshares, Inc. (the “Company”), as are customarily performed by persons situated in a similar executive capacity. The Officer shall promote the business of the Bank and perform such other duties as shall, from time to time, be reasonably assigned by the President of the Bank. Upon the request of the Board of Directors of the Bank (the “Board”), the Officer shall disclose all business activities or commercial pursuits in which Officer is engaged, other than Bank duties.

2.         Compensation. The Bank shall pay the Officer during the Term (as defined below), as compensation for all services rendered by the Officer to the Bank, a base salary at the rate of One Hundred Seventy Thousand Dollars ($170,000) per annum, payable in cash not less frequently than monthly (the “Base Salary”). The rate of such Base Salary shall be reviewed by the Board not less often than annually and may be increased, but not decreased, during the Term in such amounts as the Board, in its discretion, may decide. In determining salary increases, the Board may compensate the Officer for increases in the cost of living and may also provide for performance or merit increases. Participation in the Bank’s incentive compensation, deferred compensation, discretionary bonus, profit-sharing, retirement and other employee benefit plans and participation in any fringe benefits shall not reduce the Base Salary payable to the Officer under this Paragraph.

Following a Change in Control (as defined in Paragraph 10), the Officer’s rate of Base Salary shall be increased not less than five percent (5%) annually during the remaining Term.

Any payments made under this Agreement shall be subject to such deductions as are required by law or regulation or as may be agreed to by the Bank and the Officer.

3.          Discretionary Bonuses. During the Term, the Officer shall be entitled, in an equitable manner with all other key management personnel of the Bank, to such discretionary bonuses as may be authorized, declared and paid by the Board to the Bank’s key management employees.  No other compensation provided for in this Agreement shall be deemed a substitute for the Officer’s right to such discretionary bonuses when and as declared by the Board.

4.         Participation in Retirement and Employee Benefit Plans; Fringe Benefits.

(a)       The Officer shall be entitled to participate in any plan relating to medical and dental insurance, deferred compensation, stock options, stock purchases, pension, thrift, profit sharing, group life insurance, education, or other retirement or employee benefits that the Bank has adopted, or may, from time to time adopt, for the benefit of its executive employees or for employees generally, subject to the eligibility rules of such plans.

(b)       The Officer shall also be entitled to participate in any other fringe benefits that are now or may be or become applicable to the Bank’s executive employees and any other benefits that are commensurate with the duties and responsibilities to be performed by the Officer under this Agreement. Additionally, the Officer shall be entitled to such vacation and sick leave as shall be established under uniform employee policies promulgated by the Board. The Bank shall reimburse the Officer for all out-of-pocket reasonable and necessary documented business expenses, including dues for one civic club and mileage for the use of Officer’s personal automobile, which the Officer may incur in connection with the Officer’s services on behalf of the Bank.

(c)       All employee benefits provided by the Bank are subject to the provisions of their respective plan documents in accordance with their terms and are subject to amendment or termination by the Bank without Officer’s consent.

5.          Term. The initial term of employment under this Agreement shall be for the period commencing upon the Effective Date of this Agreement and ending two (2) calendar years from the Effective Date of this Agreement (the “Initial Term”). On each anniversary of the Effective Date of this Agreement, the term of this Agreement shall automatically be extended for an additional one year period beyond the then effective expiration date (each an “Extension Term”) unless the Bank provides the Officer with written notice at least ninety (90) days prior to the end of the Initial Term or any Extension Term advising the Officer that this Agreement shall not be further extended. The Initial Term and any Extension Term(s) are referred to herein as the “Term” of this Agreement.

6.         Loyalty; Noncompetition; Nondisclosure.

(a)       During the Term, the Officer shall devote his full efforts and entire business time to the performance of the Officer’s duties and responsibilities under this Agreement.

(b)      During the Term, and during the period of twelve (12) months following the termination of the Officer’s employment with the Bank for any reason, the Officer agrees he will not, within the Restricted Area (as defined below), engage in any business that competes with the Bank without the prior written consent of the Bank (i) in which the Officer will have duties, or will perform or be expected to perform services for such business, that are the same as or substantially similar to the duties or services actually performed by the Officer for the Bank within the twelve (12) month period immediately preceding the termination of the Officer’s employment with the Bank, or (ii) in which the Officer will use or disclose or be reasonably expected to use or disclose any Confidential Information for the purpose of providing, or attempting to provide, such business with a competitive advantage. For the purposes of this Agreement, the “Restricted Area” is defined as the following divisible territories: (A) Catawba County, North Carolina; (B) Gaston County, North Carolina; (C) Iredell County, North Carolina; (D) Lincoln County, North Carolina; (E) Rowan County, North Carolina; (F) Rutherford County, North Carolina; and (G) the area within thirty (30) miles of any Bank office operated during the twelve (12) months immediately preceding the termination of the Officer’s employment with the Bank.  The one-year restricted period, however, does not include any period of violation or period of time required for litigation to enforce the Officer’s agreement not to compete against the Bank.  Notwithstanding the foregoing, the Officer shall be free, without such consent, to purchase or hold as an investment or otherwise, up to five percent (5%) of the outstanding stock or other security of any corporation that has its securities publicly traded on any recognized securities exchange or in any over-the-counter market. The provisions of this Paragraph 6(b) shall not apply in the event that, within twenty-four (24) months following a “Change of Control” (as such term is defined in Paragraph 10 below), the Officer’s employment is terminated by the Bank other than for “Cause” (as such term is defined in Paragraph 8(d) hereof), or the Officer terminates his employment with the Bank due to the occurrence of a “Termination Event” (as such term is defined in Paragraph 10(b) hereof).

(c)       Officer understands and agrees that the relationship between the Bank and each of its Customers and Prospective Customers (as defined below) constitutes a valuable asset of the Bank and may not be converted to Officer’s own use or benefit or for the use or benefit of any other third party.  Officer therefore agrees that during the Term and for twelve (12) months following the termination of Officer’s employment with the Bank for any reason, Officer will not, without the Bank’s prior written consent, directly or indirectly:

(i)          Request, induce, or attempt to influence any Customer to limit, curtail, cancel, or terminate any business it transacts with, or products or services it receives from, Bank;

(ii)         Request, induce or attempt to influence any Prospective Customer (to terminate any business negotiations it is having with Bank or to otherwise not do business with Bank;

(iii)        Request, induce, or solicit any Customer to purchase products or services from an entity other than Bank which are the same or substantially similar to those offered by Bank; or

(iv)        Request, induce, or solicit any Prospective Customer to purchase products or services from an entity other than Bank which are the same or substantially similar to those offered to the Prospective Customer by Bank.

For purposes of this Agreement, the term “Customer” means any person or entity who, at the time of, or in the twelve (12) months prior to the termination of Officer’s employment with the Bank for any reason (or if the Officer is still employed with the Bank at the time of the conduct described above, then during the 12-month period preceding the such conduct), was an actual customer of the Bank, with whom the Officer had dealings in the course of Officer’s employment with the Bank during such period, or about whom Officer learned or received Confidential Information in the course of Officer’s employment with Bank.

For purposes of this Agreement, the term “Prospective Customer” means any person or entity who has not yet purchased Bank’s products or services, but who has been targeted or identified by Bank as a potential user of Bank’s products or services, and (A) whom Officer or his/her direct subordinates was engaged in soliciting on behalf of Bank during the twelve months preceding the Officer’s termination (or if the Officer is still employed with the Bank at the time of the conduct described above, then during the 12-month period preceding the prohibited contact), or (B) whom the Officer would have an advantage in soliciting as a result of the Officer’s access to the Bank’s Confidential Information as a result of the Officer’s employment with Bank.

(d)       Officer further understands and agrees that the relationship between the Bank and each of its employees and contractors constitutes a valuable asset of the Bank and may not be converted to Officer’s own use or benefit or for the use or benefit of any other third party.  Officer therefore agrees that during the Term and for twelve (12) months following the termination of Officer’s employment with the Bank for any reason, Officer will not, without the Bank’s prior written consent, directly or indirectly, solicit, induce, or attempt to solicit or induce any employee or contractor of the Bank to terminate his or her employment or engagement with the Bank, or to accept employment with any other person or entity engaging in any business that competes with the Bank in the Restricted Area.

(e)       The Officer acknowledges that the Bank will give him access to certain highly-sensitive confidential and proprietary information belonging to the Bank or the Company (or third parties, including customers of the Bank, who may have furnished such information under obligations of confidentiality) relating to and used in the Bank’s or the Company’s business (collectively, “Confidential Information”).  The Officer acknowledges that, unless otherwise available to the public, Confidential Information includes, but is not limited to, the following categories of information and materials (including such information and materials of, or pertaining to, the Company): financial statements and information; budgets, forecasts, and projections; business and strategic plans; marketing and business development strategies; records relating to any intellectual property developed by, owned by, controlled by, or maintained by the Bank; information related to the Bank’s inventions, research, products, designs, methods, techniques, systems, and processes; non-public information relating to the Bank’s customers, clients, suppliers, vendors, and investors; the specific terms of the Bank’s agreements or arrangements, whether oral or written, with any customer, supplier, vendor, or contractor with which the Bank may be associated from time to time; and any and all information relating to the operation of the Bank’s business which the Bank may from time to time designate as confidential or proprietary or that the Officer reasonably knows should be, or has been, treated by the Bank as confidential or proprietary.  Confidential Information encompasses all formats in which information is preserved, whether electronic, print, oral, or any other form, including all originals, copies, notes, or other reproductions or replicas thereof.  Confidential Information does not include any information that: (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public through no fault of the Officer or other violation of this Agreement; or (iii) is disclosed to the Officer by a third party under no obligation to maintain the confidentiality of the information.  The Officer agrees he will hold in confidence all Confidential Information and will not disclose or make use of such information without the prior written consent of the Bank.  Notwithstanding the preceding sentence, the Officer may disclose Confidential Information solely to the extent that he is required to disclose such information by law, provided that the Officer (i) notifies the Bank of the existence and terms of such obligation, (ii) gives the Bank a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure, and (iii) only discloses that information actually required to be disclosed.

(f)        Nothing in this Agreement is intended to or will prohibit the Officer from communicating with any governmental authority, or making a report in good faith and with a reasonable belief of any violations of law or regulation to a governmental authority, or from filing, testifying or participating in a legal proceeding relating to such violations, including making disclosures protected or required by any whistleblower law or regulation to the Securities and Exchange Commission, the Department of Labor, or any other appropriate government authority charged with the enforcement of any applicable laws.  In addition, nothing in this Agreement is intended to or will limit any employee’s right to discuss the terms, wages, and working conditions of their employment, as protected by applicable law.  Pursuant to the Defend Trade Secrets Act of 2016, an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(g)       Upon request during employment and immediately at the termination of the Officer’s employment with the Bank for any reason, the Officer will return to the Bank all Confidential Information in any form (including all copies and reproductions thereof) and all other property whatsoever of the Bank in the Officer’s possession or under his control.  If requested by the Bank, the Officer will certify in writing that all such materials have been returned to the Bank.  The Officer also expressly agrees that immediately upon the termination of the Officer’s employment with the Bank for any reason, the Officer will cease using any secure website, computer systems, e-mail system, or phone system or voicemail service provided by the Bank for the use of its employees.

(h)       The Officer acknowledges that the Bank will suffer irreparable harm in the event that the Officer breaches any of his obligations under Paragraph 6 of this Agreement and that it would not be possible to ascertain the amount of monetary damages in the event of such a breach. Accordingly, the Officer agrees that, in the event of a breach by the Officer of any of his obligations under Paragraph 6 of this Agreement, the Bank, in addition to any other relief available to it at law or in equity, will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, and expedited discovery for the purpose of seeking relief, in order to prevent or to restrain any such breach. If the scope of any restriction contained in this Paragraph 6 is determined to be too broad by any court of competent jurisdiction, then such restriction shall be enforced to the maximum extent permitted by law, and the Officer consents that the scope of this restriction may be modified judicially.

(i)        The Officer acknowledges and agrees that the restrictive covenants in this Paragraph 6 are essential elements of the Officer’s employment by the Bank and are reasonable given the Officer’s access to the Confidential Information of the Bank and the substantial knowledge and goodwill the Officer has and will acquire with respect to the business of the Bank as a result of the Officer’s employment with the Bank.  The Officer further acknowledges and agrees that the restrictive covenants in this Paragraph 6 are reasonable in time, territory, scope, and all other respects, and are supported by adequate consideration, including but not limited to a one-time bonus in the gross amount of Five Hundred Dollars ($500), the payment of which was provided in exchange for the Officer’s acceptance of the provisions of this Paragraph 6.  The obligations of this Paragraph 6 shall survive any termination of this Agreement.

7.         Standards. The Officer shall perform his duties and responsibilities under this Agreement in accordance with such reasonable standards expected of executives with comparable positions in comparable organizations and as may be established from time to time by the Board. The Bank will provide the Officer with the working facilities and staff customary for similar executives and necessary for the Officer to perform his duties.

8.         Termination and Termination Pay.

(a)       The Officer’s employment under this Agreement shall be terminated upon the death of the Officer during the Term, in which event, the Officer’s estate shall be entitled to receive the compensation due the Officer through the last day of the calendar month in which the Officer’s death shall have occurred and for a period of one month thereafter, along with reimbursement for any unreimbursed business expenses incurred through the date of termination and supported by reasonable substantiation and documentation in accordance with applicable Bank policies.

(b)       The Officer may terminate his employment under this Agreement at any time upon sixty (60) days’ prior written notice to the Board.  The Bank, at its sole election, may relieve the Officer of his duties and pay the Officer his current Base Salary in lieu of all or a portion of such notice period.  Upon such termination, the Officer shall be entitled to receive compensation through the effective date of such termination along with reimbursement for any unreimbursed business expenses incurred through the date of termination and supported by reasonable substantiation and documentation in accordance with Bank policies (such amounts collectively the “Accrued Benefits”).

(c)       The Board may terminate the Officer’s employment at any time and for any reason in the absence of “Cause” as defined below. Upon a termination without Cause, the Officer will be entitled to receive (i) the Accrued Benefits, and (ii) continued payment of the Officer’s then-current Base Salary through the end of the Term (the “Separation Pay”).  The Bank’s obligation to provide the Separation Pay is expressly conditioned upon the Officer’s execution and delivery of a general release of claims against the Bank, the Company, and their affiliates in a form acceptable to the Bank (the “Release”).  The Release must be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination.  The Separation Pay will be payable to the Officer over time in accordance with the Bank’s payroll practices and procedures beginning on the sixtieth (60th) day following the termination of the Officer’s employment with the Bank, provided that the first installment will include all installments that would have been paid if the payments had begun immediately following the date of termination.

(d)       The Board may terminate the Officer’s employment for Cause immediately upon written notice specifying the grounds for a termination for Cause.  Upon a termination for Cause, the Officer will be entitled to receive the Accrued Benefits, but the Officer shall have no right to receive compensation or other benefits for any period after termination for Cause.  For the purpose of this Agreement, a termination for Cause shall include termination because of the Officer’s: (i) personal dishonesty or moral turpitude; (ii) incompetence in the performance of his duties; (iii) willful misconduct; (iv) breach of fiduciary duty involving personal profit; (v) willful failure or refusal to perform stated duties or failure to follow any specific lawful instructions of the Board; (vi) willful violation of any law, rule, or regulation (other than minor traffic violations or similar minor offenses); (vii) removal from office or permanent prohibition from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1); (viii) being excluded from coverage, or having coverage limited as compared to other executives of the Bank, under the Bank’s (or, as applicable, the Company’s) blanket bond or other fidelity or insurance policy covering its directors, officers, or employee; or (ix) material breach of any provision of this Agreement.

(e)       Subject to the Bank’s obligations and the Officer’s rights under (i) Title I of the Americans with Disabilities Act, §504 of the Rehabilitation Act, and the Family and Medical Leave Act, and to (ii) the vacation leave, disability leave, sick leave and any other leave policies of the Bank, the Board may terminate the Officer’s employment upon written notice as a result of the Officer’s Disability.  As used herein, the term “Disability” means the Officer’s inability to perform the essential functions of the Officer’s job under this Agreement with or without a reasonable accommodation for sixty (60) business days or more (which need not be consecutive) during any 12-month period as a result of the condition of his physical, mental or emotional health.  The determination of whether a Disability exists will be made by the Board in good faith, and may be based upon information supplied by a reputable physician retained by the Bank for such purpose; provided that the Officer shall cooperate fully with such physician to permit such physician to make an accurate determination as to any incapacity or disability.  Upon any such termination, the Officer shall be entitled to receive any compensation the Officer shall have earned prior to the date of termination but which remains unpaid, and shall be entitled to any payments provided under any disability income plan of the Bank which is applicable to the Officer.

9.         Additional Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Bank (or any of its successors in interest) shall not be required to make any payment or take any action under this Agreement if:

(a)       the Bank is declared by any governmental agency having jurisdiction over the Bade (hereinafter referred to as “Regulatory Authority”) to be insolvent, in default or operating in an unsafe or unsound manner; or

(b)       in the reasonable opinion of counsel to the Bank, such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Bank, including, without limitation, the Federal Deposit Insurance Act as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.

10.       Change in Control.

(a)       In the event of a termination of the Officer’s employment by the Bank other than for Cause, and other than due to the Officer’s death or Disability, at the time of or within twenty-four (24) months after a “Change in Control” (as defined below), the Officer shall be entitled to receive the amount set forth in Subparagraph (c) below, in lieu of the Separation Pay.  Said sum shall be payable as provided in Subparagraph (e) below.

(b)       In addition, the Officer shall have the right to terminate this Agreement upon the occurrence of any of the following events (the “Termination Events”) without the Officer’s consent within twenty-four (24) months following a Change in Control of the Bank:

(i)        Officer is assigned any duties and/or responsibilities that are inconsistent with or constitute a demotion or reduction in the Officer’s position, duties, responsibilities or status as such existed at the time of the Change in Control or with his reporting responsibilities or titles with the Bank in effect at such time, regardless of Officer’s resulting position; or

(ii)       Officer’s annual base salary rate is materially reduced below the annual amount in effect as of the effective date of a Change in Control or as the same shall have been increased from time to time following such effective date; or

(iii)      Officer’s life insurance, medical or hospitalization insurance, disability insurance, stock options plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans or similar plans or benefits being provided by the Bank to the Officer as of the effective date of the Change in Control are materially reduced in their level, scope or coverage, or any such insurance, plans or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Bank who participated in such benefits prior to such Change in Control; or

(iv)     Officer is transferred to a location that is an unreasonable distance from his current principal work location without the Officer’s express written consent.

The Officer shall notify the Bank within ninety (90) days of the initial existence of a Termination Event described above. If the Bank does not correct the Termination Event within thirty (30) days following such notification, the Officer shall have the right to terminate this Agreement in accordance with this Paragraph 10(b).  If Officer does not so terminate this Agreement within seven (7) days following the end of the thirty (30) day correction period, he shall thereafter have no further rights hereunder with respect to that Termination Event, but shall retain rights, if any, hereunder with respect to any other Termination Event occurring in the applicable twenty-four (24) month period.

(c)       In the event that the Officer terminates this Agreement pursuant to Paragraph 10(b), the Bank will be obligated to pay or cause to be paid to Officer an amount equal to 2.5 times the Officer’s “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), in lieu of the Separation Pay.

(d)       For the purposes of this Agreement, the term “Change in Control” shall mean any of the following events:

(i)        Any person, or more than one person acting as a group, accumulates ownership of the common stock of the Bank or the Company constituting more than 50% of the total fair market value or total voting power of the common stock of the Bank or the Company, as applicable;

(ii)       Any person, or more than one person acting as a group, acquires within a 12-month period ownership of the common stock of the Bank or the Company possessing 30% or more of the total voting power of the common stock of the Bank or the Company, as applicable;

(iii)      A majority of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the Board before the date of appointment or election;

(iv)      The Company or the Bank consolidates or merges with or into another corporation, association or entity, or is otherwise reorganized, where the Company or the Bank, as applicable, is not the surviving corporation in such transaction; or

(v)       All or substantially all of the assets of the Company or the Bank are sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity or group.

Notwithstanding the other provisions of this Paragraph 10, a transaction or event shall not be considered a Change in Control if, prior to the consummation or occurrence of such transaction or event, Officer and Bank agree in writing that the same shall not be treated as a Change in Control for purposes of this Agreement.

(e)       Such amounts payable pursuant to this Paragraph 10 shall be paid in one lump sum within sixty (60) days following termination of this Agreement.  The Bank’s obligation to make such payments is expressly conditioned upon the Officer’s execution and delivery of a Release (as defined above).  The Release must be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination.

(f)        It is the intent of the Parties hereto that all payments made pursuant to this Agreement be deductible by the Bank for federal income tax purposes and not result in the imposition of an excise tax on the Officer.  In the event that the payments provided for in this Agreement or otherwise payable to the Officer (the “Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and the Treasury Regulations promulgated thereunder, and but for this section, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be reduced and shall be paid in such lesser amount which would result in no portion of such Payments being subject to the excise tax under Section 4999 of the Code.  Unless the Officer and the Bank otherwise agree in writing, any determination required under this section shall be made in writing by independent accountants selected by the Bank, which determination shall be conclusive and binding upon the Officer and the Bank for all purposes.  For purposes of making the calculations required by this section, the accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code (including but not limited to Sections 280G and 4999).  The Bank shall bear all costs the accountants may reasonably incur in connection with any calculations contemplated by this section.  If a reduction in the Payments constituting “parachute payments” is necessary, such reduction will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of stock awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to the Officer, with the understanding that reductions will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code, and then (if necessary to effect the reduction described in this section) with respect to amounts that are “deferred compensation.”

11.       Code Section 409A.  The Parties intend that this Agreement and the payments made hereunder will be exempt from, or comply with, the requirements of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”), and this Agreement will be interpreted and applied to the greatest extent possible in a manner that is consistent with the requirements for avoiding taxes or penalties under Section 409A.  In the event that the Officer is determined to be a “specified employee” (as defined under Section 409A), any payment to be made to the Officer upon a separation from service which is deferred compensation subject to Section 409A (and not otherwise exempt from Section 409A) may not be made before the date that is six months after the Officer’s separation from service (or death, if earlier).  To the extent that the Officer is or becomes subject to this six-month delay rule, all payments of deferred compensation subject to Section 409A (and not otherwise exempt from Section 409A) that would have been made to the Officer during the six months following his separation from service, if any, will be accumulated and paid to the Officer on the date that is six months and one day following his separation from service, and any remaining payments due will be made in their ordinary course as described in the Agreement.  The Parties intend that each installment of any payments provided for in this Agreement is a separate “payment” for purposes of Section 409A.  For the purposes herein, the phrase “termination of employment” or similar phrases will be interpreted in accordance with the term “separation from service” as defined under Section 409A if and to the extent required under Section 409A.  Deferrals of benefits payable or distributable pursuant to the Agreement that are otherwise exempt from Section 409A in a manner that would cause Section 409A to apply shall not be permitted unless such deferrals are in compliance with Section 409A.  Further, (i) in the event that Section 409A requires that any special terms, provisions or conditions be included in the Agreement, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Agreement, and (ii) terms used in the Agreement shall be construed in accordance with Section 409A if and to the extent required.  Further, in the event that the Agreement or any benefit thereunder shall be deemed not to comply with Section 409A, then neither the Bank, the Board, the Company, nor its or their designees or agents shall be liable to the Officer or other person for actions, decisions or determinations made in good faith.

12.       Successors and Assigns.

(a)       This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by conversion, merger, purchase or otherwise, all or substantially all of the assets of the Bank.

(b)       Since the Bank is contracting for the unique and personal skills of the Officer, the Officer shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

13.       Modification: Waiver; Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Officer and on behalf of the Bank by such officer as may be specifically designated by the Board. No waiver by either Party hereto, at any time, of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendment or addition to this Agreement shall be binding unless in writing and signed by both Parties, except as herein otherwise provided.

14.       Applicable Law. This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of North Carolina, except to the extent that federal law shall be deemed to apply.

15.       Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

16.       Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter addressed herein and supersedes all other agreements or understandings (whether written or oral and whether express or implied) that may exist between the Parties with regard to such subject matter, including but not limited to the Original Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the day and year first written above.

CAROLINA TRUST BANK

By:	/s/	Jerry L. Ocheltree
Jerry L. Ocheltree
President and Chief Executive Officer

Attest:

/s/ Sue S. Stamey
Sue S. Stamey, Corporate Secretary

OFFICER:

/s/ Edwin E. Laws
Edwin E. Laws